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                                                                       EXHIBIT 7

                       TENDER AND STOCK OPTION AGREEMENT

     THIS TENDER AND STOCK OPTION AGREEMENT (this "Agreement") is made as of the 11th day of April, 1997 by and among R-B Capital Corporation, a Delaware corporation ("Parent"), R-B Acquisition Corporation, a Delaware corporation ("Acquisition"), and the other signatories hereto (each a "Stockholder," and collectively, the "Stockholders").

                                    RECITALS

     A. Parent, Acquisition and Peerless Industrial Group, Inc., a Minnesota corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger of Acquisition with and into the Company (the "Merger") with the Company surviving the Merger, with all of the issued and outstanding stock of the Company immediately following the Merger to be owned by Parent.

     B. In furtherance of the Merger, Parent desires that as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, Acquisition shall commence a cash tender offer (the "Offer") to purchase all outstanding shares of Company Common Stock (as defined below) not owned by Acquisition.

     C. Each Stockholder, together with its Affiliates, Beneficially Owns (as defined below) (i) the number of outstanding shares of Company Common Stock set forth opposite its name in the column headed "Existing Shares" in Schedule I hereto (the "Existing Shares" , and (ii) holds options, warrants or other rights to acquire the additional number of Shares of Company Common Stock set forth opposite its name in the column headed "Additional Shares" in Schedule I hereto (the "Additional Shares"). The Existing Shares and the Additional Shares, together with any After-Acquired Shares (as defined below), are referred to herein as the "Shares".

     D. As a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that each of the Stockholders agrees, and each such Stockholder has agreed, (i) to tender and sell in the Offer all of the outstanding Shares (and, if required pursuant to Section 2 hereof, to acquire and tender and sell in the Offer all or a portion of the Additional Shares, as specified pursuant to Section 2) Beneficially Owned by such Stockholder and its Affiliates, and (ii) to grant Acquisition an option to purchase a portion of the Shares Beneficially Owned by such Stockholder and its Affiliates in certain circumstances, in
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each case, pursuant to and in accordance with the terms and conditions of this
Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Definitions.  For purposes of this Agreement:

     (a) "Affiliate" of a Person means a Person that directly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. With respect to a natural person, the term "Affiliate" also includes any such person's spouse and any person who is a descendant or ancestor of such person or such person's spouse, and their respective Affiliates. Notwithstanding the foregoing, the children and grandchildren of Richard Perkins, and trusts of which Mr. Perkins is trustee, shall not be considered Affiliates of Mr. Perkins.

     (b) "After-Acquired Shares" shall mean any shares of Company Common Stock acquired directly or indirectly, or otherwise Beneficially Owned, by any of the Stockholders or their respective Affiliates in any capacity after the date hereof and prior to the termination hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity (including a fiduciary capacity) or otherwise.

     (c) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

     (d) "Company Common Stock" shall mean at any time the common stock, no par value per share, and the Class B common stock, no par value per share, of the Company.

     (e) "Control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct

                                      -2-
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or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit agreement or otherwise.

     (f) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (g) "Triggering Event" shall mean a Triggering Event as defined in the Merger Agreement

     2. Tender of Shares. (a) Each Stockholder, severally (and not jointly) agrees (i) to validly tender (or cause the record owner of any Shares to tender) pursuant to the Offer all Existing Shares Beneficially Owned by such Stockholder and its Affiliates, not later than the fifth business day after commencement of the Offer or, with respect to After-Acquired Shares at any time Beneficially Owned by such Stockholder or its Affiliates, within one business day following the acquisition thereof and (ii) to the maximum extent permitted by law, not to withdraw any Shares so tendered without the prior written consent of Acquisition. The Stockholders hereby acknowledge and agree that Acquisition's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms of the Offer.

     (b) If Parent or Acquisition shall notify the Stockholders at any time after the commencement of the Offer that additional Shares are required to be tendered so that at least (x) 50% or (y) 90%, as specified by Parent or Acquisition, of all outstanding shares of Company Common Stock shall have been validly tendered in the Offer, then each Stockholder shall (and shall cause his, her or its Affiliates to), exercise such options, warrants and other rights to acquire Additional Shares in such amounts as may be specified by Parent or Acquisition in order to cause at least (x) 50% or (y) 90%, as specified by Parent or Acquisition, of all outstanding shares of Company Common Stock to have been validly tendered in the Offer, and shall tender or cause to be tendered in the Offer as described in this Agreement all After-Acquired Shares acquired by such Stockholder (or his, her or its Affiliates) upon exercise of such options, warrants and other rights. Parent and Acquisition agree that (i) they shall not make any such request except to the extent required to cause at least (x) 50% or
(y) 90% of all outstanding shares of Company Common Stock to have been validly tendered in the Offer, and (ii) to the extent practicable, such request shall be made to all Stockholders pro rata, on the basis of the Company Common Stock owned by all Stockholders and their respective Affiliates on a fully-diluted basis.

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     3.  Stock Option.

     (a) Subject to Section 3(b) below, each Stockholder hereby grants to Acquisition an irrevocable option (the "Stock Option") to purchase a number of Existing Shares owned by such Stockholder or its Affiliates as set forth on
Schedule I hereto opposite the name of such Stockholder (such Shares, as adjusted from time to time pursuant to this Section 3(a), being referred to as the "Option Shares") at a purchase price equal to $1.67 (the "Exercise Price") per share in cash net to the seller; provided, that in no event shall the aggregate number of Option Shares subject to the Stock Options granted by all Stockholders exceed an amount equal to 19.9% of the outstanding shares of Company Common Stock, and if the aggregate number of Option Shares subject to the Stock Options granted by all Stockholders would otherwise exceed 19.9% of the outstanding shares of Company Common Stock, then the number of Option Shares subject to the Stock Options granted by all Stockholders shall be reduced, on a pro rata basis, so that the aggregate number of Option Shares subject to the Stock Options granted by all Stockholders will not exceed an amount equal to 19.9% of the outstanding shares of Company Common Stock. If at any time additional shares of Company Common Stock shall be issued so that the aggregate number of Option Shares subject to the Stock Options granted by all Stockholders would otherwise be less than 19.9% of the outstanding shares of Company Common Stock, then each Stockholder (pro rata in accordance with the Option Shares initially subjected to the Stock Options as set forth in Schedule I) hereby (i) grants to Acquisition a Stock Option on such further Existing Shares Beneficially Owned by such Stockholder as may be required to increase the aggregate number of Option Shares subject to the Stock Options granted by all Stockholders to an amount equal to 19.9% of the outstanding shares of Company Common Stock, and (ii) agrees to exercise such options, warrants or rights to acquire Additional Shares in such amounts as may be requested by Parent or Acquisition in order to obtain the result described in clause (i) of this sentence.

     (b) Subject to Section 4 hereof, the Stock Option may be exercised by Acquisition, in whole and for all Stockholders but not in part or for less than all Stockholders, at any time following the occurrence of, or in connection with, a "Purchase Event". The term "Purchase Event" means the occurrence of any of the following: (i) the Company shall have entered into any letter of intent, memorandum of understanding or agreement relating to or providing for an Alternative Transaction (as defined in the Merger Agreement), (ii) the Company or the Stockholders shall have consummated an Alternative Transaction or (iii) Acquisition shall have purchased any Shares pursuant to the Offer.

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     (c) In the event Acquisition wishes to exercise the Stock Option,
Acquisition shall send a written notice (an ("Exercise Notice") to each Stockholder specifying that Acquisition shall purchase the total number of Option Shares held by such Stockholder and a date, which shall be a business day, and a place, which shall be in Minneapolis, Minnesota or Chicago, Illinois, for the closing of such purchase (the "Stock Option Closing").

     (d) Upon receipt of the Exercise Notice, each Stockholder shall be obligated to deliver to Acquisition a certificate or certificates representing the number of Option Shares held by such Stockholder and its respective Affiliates (or to direct the depository for the Offer to so deliver such certificate or certificates), in accordance with the terms of this Agreement, on the later of the date specified in such Exercise Notice and the first business day on which the conditions specified in Section 4 shall be satisfied. The date specified in such Exercise Notice may be as early as one business day after the date of such Exercise Notice but shall not be later than the later of (i) thirty days after the date the Exercise Notice is given, and (ii) the date upon which any Alternative Transaction is consummated.

     (e) At the Stock Option Closing, each Stockholder will deliver to Acquisition a certificate or certificates evidencing the number of Option Shares owned by such Stockholder and its respective Affiliates, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Acquisition's judgement to transfer record ownership of the Option Shares into Acquisition's name on the stock transfer books of the Company, and Acquisition will purchase the delivered Option Shares at the Exercise Price. All payments made by Acquisition to the Stockholders pursuant to the Section 3(e) shall be made by wire transfer of immediately available funds or by certified bank check payable to the Stockholders, in an amount for each Stockholder equal to the product of (i) the Exercise Price and
(ii) the number of Option Shares delivered by such Stockholder and its respective Affiliates in respect of the Stock Option Closing.

     (f) In lieu of purchasing Option Shares following the giving of an Exercise Notice, Acquisition may instruct Stockholder to carry out the Alternative Transaction (by tender, sale or surrender of the Option Shares or otherwise as instructed) and upon receipt of such instructions, Stockholder will so carry out the Alternative Transaction; provided that the Alternative Transaction provides for the Stockholder to receive at least $1.67 per share in cash net to the Stockholder within thirty days after receipt of such instructions. Each Stockholder agrees that Option Shares will be the first Shares transferred in an Alternative Transaction. Upon receipt of the consideration

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with respect to Option Shares payable in the Alternative Transaction, each
Stockholder will pay to Acquisition with respect to each Option Share an amount equal to the per share consideration so received less $1.67 per Share. Any Option Shares not purchased in the Alternative Transaction shall remain subject to this Agreement.

     (g) In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Acquisition's rights and privileges under this Agreement, the number and kind of the Option Shares and the consideration payable in respect of the Option Shares shall be appropriately and equitably adjusted to restore to Acquisition its rights and privileges under this Agreement. Without limiting the scope of the foregoing, in any such event, at the option of Acquisition, the Stock Option shall represent the right to purchase, in addition to the number and kind of Option Shares which Acquisition would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Option Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Option Shares.

     4.   Conditions to the Delivery of the Option Shares.

     (a) The obligations of the parties hereto to consummate the transactions contemplated by Section 3 hereof are subject to the condition that there shall be no preliminary or permanent injunction or other order or decree by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

     (b) The obligations of Acquisition to consummate the purchase of any Option Shares upon the exercise of the Stock Option is subject to the further conditions that (i) all representations and warranties of the Stockholders shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing as though made on and as of the Closing, and
(ii) Acquisition shall be satisfied in its sole discretion that the Alternative Transaction shall be consummated.

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     5.   No Purchase.  Each Stockholder understands and acknowledges that
Acquisition may allow the Offer to expire without accepting for payment or paying for any Shares, under the circumstances described in the Offer to Purchase, and Parent and Acquisition may allow the Stock Option to terminate without purchasing all or any Shares pursuant to the exercise thereof. If any Shares are not accepted for payment in accordance with the terms of the Offer or purchased pursuant to the Offer, they shall be returned to the respective Stockholder or their respective Affiliates, whereupon they shall continue to be held by such Stockholder or Affiliate subject to the terms and conditions of this Agreement.

     6. Restriction on Transfer, Proxies and Non-interference; Stop Transfer Order.

     (a) Each Stockholder hereby agrees, while this Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, (iii) take any action that would make any representation or warranty of any Stockholders contained herein untrue or incorrect or have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement; or (iv) take or cause the Company to take any action that would make any representation or warranty of the Company in the Merger Agreement untrue or incorrect or have the effect of preventing or disabling the Company from performing its obligations thereunder.

     (b) In furtherance of the provisions of Section 6(a) hereof, concurrently herewith the Stockholders shall and hereby do authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Existing Shares and any other Shares acquired by any Stockholder after the date hereof (and that this Agreement places limits on the voting and transfer of such Shares).

     7.   Notice of Additional Shares.   Each Stockholder hereby agrees to
promptly notify Parent in writing of the number of After-Acquired Shares that may be acquired by such Stockholder, if any, after the date hereof.

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     8.   Other Covenants, Representations and Warranties.  Each Stockholder
hereby represents and warrants to Parent and Acquisition as follows:

     (a) Ownership of Shares. Each Stockholder and its respective Affiliates are either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of outstanding shares of Company Common Stock set forth in the column headed "Existing Shares" opposite such Stockholder's name on Schedule I hereto. Each Stockholder and its respective Affiliates holds options, warrants or other rights to acquire the number of shares of Company Common Stock set forth in the column headed "Additional Shares" opposite such Stockholder's name on Schedule I hereto, which options, warrants or other rights are presently exercisable on the date hereof except as indicated in a footnote to Schedule I hereto. On the date hereof, the number of shares of Company Common Stock set forth in the columns headed "Existing Shares" and "Additional Shares" opposite such Stockholder's name on Schedule I hereto constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by such Stockholder or its Affiliates, or which such Stockholder or any of its Affiliates has any option, warrant or other right to acquire. Such Stockholder has sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Company Common Stock set forth in the columns headed "Existing Shares" and "Additional Shares" opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the stockholder of the transactions contemplated hereby.

     (c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this

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Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or
(C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

     (d) No Encumbrances. Except as applicable in connection with the transactions contemplated hereby, the Stockholder's Shares and the certificates representing the Stockholders's Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder. There are no options or rights to acquire, or any agreement to which any Seller is a party relating to, any Stockholder's Shares, other than this Agreement. Upon registration of such Stockholder's Shares in Acquisition's name in the stock records of the Company, Acquisition will, assuming it has purchased such Shares for value in good faith and without notice of any adverse claim, have acquired all the rights of such Stockholder in such Shares free of any adverse claim, any lien in favor of the Company, and any restrictions on transfer imposed by the Company.

     (e) No Finder's Fees. No broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

     (f) No Solicitation. Such Stockholder will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Such Stockholder shall

                                      -9-
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not, in such Stockholder's capacity as such, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer), liquidation, reorganization or similar transactions involving the Company or any of its subsidiaries or divisions, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal. If such Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Parent and Acquisition of the existence thereof, and furnish Parent and Acquisition with a copy of all written material relating thereto. Nothing herein shall be construed to limit any Stockholder who is serving as a director of the Company from taking any action permitted by Section 4.1(a) of the Merger Agreement in his or her capacity as such director.

     (g) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (h) Dissenter's Rights. To the maximum extent permitted by law, each Stockholder hereby waives all dissenter's rights, appraisal rights and other similar rights available by law to such Stockholder as a result of the Offer and the Merger.

     9. Representations and Warranties of Parent and Acquisition. Parent and Acquisition, jointly and severally, represent and warrant as follows:

     (a) Each of Parent and Acquisition is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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     (b) Parent and Acquisition have all right, power and authority to enter into this Agreement and the Merger Agreement. The execution and delivery of this Agreement by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Parent and Acquisition.

     (c) This Agreement has been duly executed and delivered by Parent and Acquisition and constitutes a valid and binding agreement of each of Parent and Acquisition enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     10. Board Approval. The Stockholders, jointly and severally, represent and warrant to Parent and Acquisition that this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, have been approved by the Board of Directors of the Company.

     11. Termination. This Agreement, to the extent an Exercise Notice has not previously been given, shall terminate on the earliest of: (a) the termination of the Merger Agreement in accordance with its terms without the occurrence of a Triggering Event; (b) if a Triggering Event occurs prior to the termination of the Merger Agreement, the 180th day after the termination of the Merger Agreement without a Purchase Event having occurred; and (c) the first anniversary of the date hereof. No such termination shall relieve any party from liability for any breach of this Agreement.

     12. Confidentiality. The Stockholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, such Stockholder hereby agrees not to disclose or discuss the matters with anyone not a party to this Agreement (other than such Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

     13. Public Disclosure. Notwithstanding Section 12 hereof, the Stockholders agree that Parent and Acquisition may publish and disclose their identity and ownership of the Company Common Stock and the nature of their commitments, arrangements and understandings under this Agreement in (i) the Offer Documents, (ii) the Company's proxy or information statement (if approval of the Company's shareholders is required under applicable law), including all documents and schedules filed with the Securities and Exchange Commission, (iii) filings under the Exchange Act and the rules and regulations thereunder, (iv) connection with the financing of the Offer and (v) disclosures Parent's counsel advises are necessary in order to fulfill Parent's or Acquisition's obligations imposed by law.

     14.  Excess Expenses.  The Stockholders jointly and severally agree that if
(a) the Offer and the Merger shall be consummated, and (b) the total transaction expenses (including, without limitation, legal and accounting expenses and fees and commissions payable to Coopers & Lybrand Securities, L.L.C. and other investment bankers and financial advisors to the Company) incurred by the Company in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby and not reflected on the Company's audited balance sheet as at December 31, 1996 shall exceed $502,000.00, then the Stockholders, jointly and severally, shall reimburse Parent for all such transaction expenses in excess of $502,000.00 promptly upon demand; provided, that Parent may not make any such demand more than sixty (60) days after the Effective Time (as defined in the Merger Agreement) of the Merger. If the Stockholders fail to so reimburse Parent, and in order to obtain payment Parent commences enforcement action, the Stockholders, jointly and severally, will reimburse Parent for its costs of such enforcement, including reasonable attorneys fees.

     15.  Miscellaneous.

     (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's successors.

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Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Acquisition may assign, in its sole discretion, its rights and obligations hereunder to Parent or any Affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by including any After Acquired Shares or by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to Stockholders:      William Spell
                              Chief Executive Officer
                              Peerless Industrial Group
                              333 South Seventh Street
                              Minneapolis, MN 55402
                              (612) 371-9650
                              (612) 371-9651

                copy to:      Briggs and Morgan
                              2400 IDS Center
                              Minneapolis, MN 55402
                              Attention: Brian Wenger, Esq.
                              Telephone: (612) 334-8573
                              Facsimile: (612) 334-8650

           If to Parent:      c/o Ridge Capital Corporation
                              257 East Main Street
                              Barrington, IL 60010
                              Attention: J. Bradley Davis
                              Telephone: (847) 381-2510
                              Facsimile: (847) 381-2599

                copy to:      Mayer, Brown & Platt
                              190 South LaSalle Street
                              Chicago, Illinois 60603
                              Attention: Richard S. Millard
                              Telephone: (312) 701-7161
                              Facsimile: (312) 701-7711

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of law thereof.

     (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, Acquisition and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                              R-B CAPITAL CORPORATION


                              By /s/ Harrington Bischof
                                ---------------------------------
                                Name:  Harrington Bischof
                                Title: President


                              R-B ACQUISITION CORPORATION


                              By   /s/ Harrington Bischof
                                ---------------------------------
                                Name:  Harrington Bischof
                                Title: President


                              NORTHLAND BUSINESS CAPITAL L.L.P.


                              By:  /s/ Brian K. Smith
                                 --------------------------------
                                 its general partner

                              Name:  Brian K. Smith
                                   ------------------------------
                              Title: Partner
                                    -----------------------------

                              PERKINS CAPITAL MANAGEMENT, INC.


                              By:  /s/ R. W. Perkins
                                 --------------------------------
                              Name:  R. W. Perkins
                                   ------------------------------
                              Title: President
                                    -----------------------------



                              /s/ Harry W. Spell
                              -----------------------------------
                              Harry W. Spell



                              /s/ William H. Spell
                              -----------------------------------
                              William H. Spell

                              /s/ Bruce A. Richard
                              ----------------------------
                              Bruce A. Richard



                              /s/ R. W. Perkins
                              ----------------------------
                              Richard W. Perkins



                              /s/ Reynold M. Anderson
                              ----------------------------
                              Reynold M. Anderson



                              /s/ Michael E. Platt
                              ----------------------------
                              Michael E. Platt

                                  SCHEDULE I

                                                       Additional
Name of Stockholder                  Existing Shares   Shares (1)  Option Shares
-------------------                  ---------------   ----------  -------------
Perkins Capital Management, Inc.       1,368,500          -----       383,747

Northland Business Capital L.L.P.      1,227,273        100,000(2)    344,145

Reynold M. Anderson                      620,771(3)     102,000       174,073

Michael E. Plan                          532,500(4)      50,000       149,321

Richard W. Perkins                       397,000(5)     144,000       111,325

William H. Spell                         103,636        415,000        29,061

Harry W. Spell                           117,453(6)     144,000        32,935

Bruce A. Richard                          84,181        133,000        23,606
                                       ---------      ---------     ---------
TOTAL                                  4,451,314(7)   1,088,000     1,248,213

(1) Includes shares subject to an option or warrant exercisable within 60 days of March 3, 1997.

(2) Includes 50,000 shares purchasable pursuant to a warrant issued to Brian K. Smith, a General Partner of Northland Business Capital L.L.P.

(3) Includes: (i) 370,000 shares owned by the Z. Albin E. Anderson Irrevocable Trust, of which Mr. Anderson is a trustee and a beneficiary and (ii) 771 shares owned by Mr. Anderson's spouse.

(4)  Includes 14,000 shares owned by Mr. Platt's spouse.

(5) Includes: (i) 72,000 shares owned by the Richard W. Perkins Trust dated 6/14/78, (ii) 25,000 owned by the Perkins Capital Management, Inc. Profit Sharing Plan & Trust dated 12/15/86, (iii) 50,000 shares owned by Quest Venture Partners and (iv) 250,000 shares owned by Pyramid Partners, LP.

(6) Includes 18,181 shares owned by the Spell Family Foundation of which Mr. Spell is a director.

(7) All of the Existing Shares and Additional Shares are subject to the Agreement.